Exhibit 5.5

Federal District, Mexico, October 6th, 2014

Yamana Gold Inc.

Royal Bank Plaza, North Tower

200 Bay Street, Suite 2200

Toronto Ontario

Canada  M5J 2J3

Paul, Weiss, Rifkind, Wharton & Garrison LLP

77 King Street West

Suite 3100

P.O. Box 226

Toronto, Ontario

Canada M5K 1J3

Ladies and Gentlemen:

We have acted as Mexican counsel to Minera Meridian Minerales, S. de R.L. de C.V. (the “Mexican Guarantor”) in connection with the proposed offer by Yamana Gold Inc. (the “Issuer”) to exchange $500,000,000 aggregate principal amount of 4.950% Senior Notes due 2024 (the “Original Notes”) for an equal aggregate principal amount of 4.950% senior unsecured registered notes due 2024 (the “Registered Notes”) and the guarantees thereof.

In rendering the opinions set forth below, we have examined the following documents:

(a)                       an executed copy of the Indenture, dated June 30, 2014 (the “Base Indenture”), by and among the Issuer, Wilmington Trust, National Association, a national banking association, as trustee (the “Trustee”) and Citibank, N.A., a national association, as paying agent, register and authenticating agent (the “Securities Administrator”) and the guarantors (including the Mexican Guarantor), as supplemented by the First Supplemental Indenture, dated June 30, 2014, by and among the Issuer, the Trustee, the Securities Administrator and the guarantors (including the Mexican Guarantor) (the “Supplemental Indenture”, and together with the Base Indenture, the “Indenture”);

(b)                       a copy of the Issuer’s registration statement on Form F-10/F-4 (the “Registration Statement”) dated October 6th, 2014 relating to the exchange of the Registered Notes for the Original Notes;

(c)                        the public deed containing the partners’ resolutions and corporate authorizations of the Mexican Guarantor to execute, deliver and perform its obligations under the Indenture, as certified by the Secretary of the Mexican Guarantor certified as per the certificate mentioned in paragraph (f) below as being complete, accurate and in effect as of the date hereof;

(d)                       the public deeds containing the articles of incorporation and by-laws (estatutos sociales) of the Mexican Guarantor, listed in Exhibit “A” attached hereto as certified by the Secretary of the Mexican Guarantor certified as per the certificate mentioned in paragraph (f) below as being complete, accurate and in effect as of the date hereof (the “Organizational Documents”);

(e)                        the public deed containing the powers-of-attorney of the person acting on behalf of the Mexican Guarantor, listed in Exhibit “B” attached hereto as certified by the Secretary of the Mexican Guarantor certified as per the certificate mentioned in paragraph (f) below as being complete, accurate and in effect as of the date hereof ;

(f)                         the Secretary’s Certificate of the Mexican Guarantor dated June 25th, 2014; and

(g)                        an extract from the commercial file of the Mexican Guarantor issued by the Commercial Registry of the Federal District dated July 8th, 2014 (the “Commercial Registry Extract”).

The documents referred in paragraphs (a) through (g) above, are hereinafter referred to as the “Opinion Documents”.

In rendering the opinions contained herein we have assumed, without any independent investigation or verification of any kind:

(i)                                     the legal capacity of all natural persons signing the Opinion Documents, the genuineness of all signatures, the accuracy and completeness of all documents submitted to us, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies;

(ii)                                  the legality, validity, binding effect and enforceability of the Indenture, the Registered Notes and the guarantees under the Indenture under the laws of the State of New York and any other applicable laws;

(iii)                               that the Opinion Documents have been duly authorized by, and have been duly executed and delivered by authorized signatories of, all the parties thereto under all applicable law (other than the Mexican Guarantor under Mexican Law (as defined below));

(iv)                              that all of the parties to the Opinion Documents (other than the Mexican Guarantor under Mexican Law to the extent set forth in paragraphs 1 through 5 below) are duly organized and validly existing and have the power and authority (corporate, partnership or other) to execute and deliver, and to perform and incur their respective obligations and liabilities under, the Opinion Documents;

(v)                                 that all of the parties to the Opinion Documents (other than the Mexican Guarantor) have obtained and maintained in full force and effect all applicable governmental approvals and other requisite consents and approvals required to be obtained and maintained in connection with the execution and delivery of, and the performance and incurrence of any obligations and liabilities of such parties under the Opinion Documents;

(vi)                              that the parties to the Opinion Documents will obtain all permits, consents, and governmental approvals required in the future, and take all actions required, which are relevant to performance of the transactions contemplated under the Opinion Documents or performance of the Opinion Documents;

(vii)                           that there has been no mutual mistake of fact or misunderstanding, or fraud, duress or undue influence, in connection with the negotiation, execution or delivery of the Opinion Documents, and the conduct of all parties to Opinion Documents has complied with any requirements of good faith, fair dealing and conscionability;

(viii)                        that the issuance of the Registered Notes and all transactions thereunder, including the guarantees under the Indenture, meet the Mexican Guarantor’s corporate interest; and

(viii)                        that there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties, that would, in either case, define, supplement or qualify the terms of the Opinion Documents.

As to all questions of fact material to the opinions expressed herein, we have relied upon the representations and warranties of the parties in the Opinion Documents. Except for obtaining the Commercial Registry Extract, we have not made any independent investigation, inquired of third parties or searched the records or files of any governmental or public body or authority, or any subdivision thereof.

We note that the Indenture provides that it is governed by and construed in accordance with the laws of the State of New York. We express no opinion herein with respect to New York law or as to the effect that such law may have upon the opinions expressed and other statements made herein, and we assume that each of the provisions of the Indenture (including the governing law provision therein choosing New York law is valid, binding and enforceable under the law (taking into account not only the substantive law but also the choice-of-laws principles) of New York and any other relevant jurisdiction. Moreover, for purposes of this opinion letter, we have assumed (although we do not believe that it would be the case) that the provisions of the Indenture would be interpreted and given effect by Mexican courts in accordance with their plain meaning and that the meaning of terms would be what lawyers generally understand them to mean under internal Mexican contract law as currently in effect.  We have not considered any interpretation of such provisions or any divergence from such plain-meaning interpretation thereof that may arise by reason of the application of New York law or any other law.

Based upon, subject to and limited by the assumptions and qualifications herein, so far as the laws of Mexico in force on the date hereof (“Mexican Law”) are concerned, we are of the opinion that:

1.                            The Mexican Guarantor has been duly incorporated and is validly existing as of the date of the Commercial Registry Extract as a limited liability company (sociedad de responsabilidad limitada de capital variable) under Mexican Law.

2.                            Under the Organizational Documents and the General Law of Commercial Companies (Ley General de Sociedades Mercantiles), the Mexican Guarantor has the corporate power to enter into and perform its guarantee obligations set forth in the Indenture with respect to the Registered Notes (the “Guarantee”).

3.                            The execution and delivery of the Indenture by or on behalf of the Mexican Guarantor do not violate: (i) the Organizational Documents; or (ii) any applicable statute, rule or regulation of Mexican Law to which Mexican Guarantor is subject.

4.                            The Mexican Guarantor has taken all necessary corporate action to authorize the execution and delivery of the Indenture by the Mexican Guarantor and the performance by the Mexican Guarantor of its obligations under the Guarantee.

5.                            The Mexican Guarantor has duly executed and delivered the Indenture under Mexican Law as a guarantor thereunder in respect of the Registered Notes.

The foregoing opinions are subject to the effect of bankruptcy, concurso mercantil, quiebra, tax, labor, insolvency, fraudulent conveyance, liquidation, reorganization, moratorium and other laws of general application relating to or affecting the rights of creditors generally.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

We express no opinion as to any laws other than Mexican Law.

[SIGNATURE PAGE FOLLOWS]

We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.  This opinion letter has been prepared solely for your use in connection with the Registration Statement.

Very truly yours,

Hogan Lovells BSTL, S.C.

/s/ Ricardo A. Pons Mestre	/s/ Federico De Noriega Olea
Ricardo A. Pons Mestre	Federico De Noriega Olea

Exhibit “A”

Public deed 22420 dated April 29, 1999, granted before Notary Public 102 for the Federal District, Mr. José María Morera González, registered with the Public Registry of Commerce under commercial file 248021*.

Public deed 63,038 dated April 26, 2013, granted before Notary Public 102 for the Federal District, Mr. José María Morera González, registered with the Public Registry of Commerce under commercial file 248021*.

Exhibit “B”

Public deed 63,793 dated June 23, 2014, granted before Notary Public 94 for the Federal District, Mr. Erik Namur Campesino.